UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2006

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5250-140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Item 2.02 Results of Operations and Financial Condition.

    On January 3, 2006, the Technology Research Corporation ('TRC") issued a press release giving some general financial guidance stating that it expects to report a strong third fiscal quarter, which ended December 31, 2005, with earnings per share well above that of the same period last year.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    In the press release, the Company also announced that Barry H. Black, age 58, has joined the Company as Vice President of Finance and Chief Financial Officer.  Mr. Black brings significant financial expertise to the Company which is needed as we continue to expand our markets and grow the business.  Mr. Black replaces Scott J. Loucks, who was the Company's previous Vice President of Finance and Chief Financial Officer.  Mr. Loucks, who has been with the Company for 20 years, will assume much more of an operational role in his new position as Vice President of Financial Operations, reporting to Mr. Black.

    Mr. Black has a Bachelor of Arts in Economics, a Masters of Science in Accounting and a Masters of Science in Taxation. He is a Certified Public Accountant in Florida, a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Most recently he was Vice President and Corporate Controller of Paradyne Networks, Inc., a multinational telecommunications company (Nasdaq). Prior to that he held a number of financial executive positions with AT&T Paradyne. His professional background includes controllership, treasury and cash management, corporate tax, SEC reporting, and mergers & acquisition activities. Barry also has significant experience in international operations and in Sarbanes Oxley implementation.

    The Company has not entered into an employment agreement with Mr. Black; however, the Company will formalize an agreement with Mr. Black by January 31, 2006, stating that should a change of ownership or control, or a change in the Chief Executive Officer position cause Mr. Black to be released from employment, for other than cause or voluntary resignation, Mr. Black will be entitled to a severance of one year's salary.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is filed as part of this report:

Exhibit No. 99.1	Description Press release issued January 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: January 3, 2006	By: /s/ Robert S. Wiggins
Name: Robert S. Wiggins
Title: Chairman, President and CEO